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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Crown Crafts, Inc. on Form S-8 of our report dated June 4, 1999 (August 11, 1999 as to the last paragraph of Note 6), appearing in the Annual Report on Form 10-K of Crown Crafts, Inc. and subsidiaries for the year ended March 28, 1999.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Crown Crafts, Inc., listed in
Item 14. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

Atlanta, Georgia
August 12, 1999